UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): December 10, 2006
RAE Systems Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31783 (Commission File No.)	77-0588488 (I.R.S. Employer Identification No.)
3775 North First Street
San Jose, California 95134
408-952-8200
(Address and telephone number of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Reference is made to Item 2.01 below, which is incorporated herein by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On December 10, 2006, RAE Systems (Asia) Ltd. (“RAE Asia”), a wholly-owned subsidiary of RAE Systems Inc., entered into a joint venture with Liaoning Coal Industry Group Co., Ltd. (“Liaoning Group”) for the purposes of engaging in the manufacturing and sales of safety equipment for the coal industry (the “Joint Venture”).
     In connection with the Joint Venture, the parties formed RAE Coal Mine Safety Instruments (Fushun) Co., Ltd., a limited liability company (“RAE CMSF”), under the laws of the People’s Republic of China, with a duration of fifty (50) years. RAE Asia will own a seventy percent (70%) interest in RAE CMSF, while the Liaoning Group will own the remaining thirty percent (30%). The total investment in RAE CMSF is expected to be RMB 250 million Yuan. The initial investment in RAE CMSF will be RMB 120 million Yuan, which consists of a contribution of RMB 84 million Yuan in cash by RAE Asia and a contribution of RMB 36 million Yuan in cash, fixed assets and intangible assets by Liaoning Group. Liaoning Group will contribute its thirty percent (30%) share immediately. RAE Asia will contribute twenty percent (20%) of its share on approximately December 20, 2006. RAE Asia will subsequently contribute thirty percent (30%) of its share on approximately April 15, 2007, with the remaining fifty percent (50%) of its share contributed by the end of 2007.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired.
The financial statements required by Item 9.01(a) of Form 8-K are not included with this report but will be filed by amendment to this Form 8-K no later than 71 days after the date this initial report on Form 8-K must be filed.
(b) Pro Forma Financial Information.
The pro forma financial statements required by Item 9.01(b) of Form 8-K are not included with this report but will be filed by amendment to this Form 8-K no later than 71 days after the date this initial report on Form 8-K must be filed.
(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated December 14, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 14, 2006

RAE SYSTEMS INC.
By:	/s/ Randall Gausman
Name:	Randall Gausman
Title:	Vice President and Chief Financial Officer